GLOBAL MED TECHNOLOGIES, INC.
                              EXHIBIT 11.2
               STATEMENT RE: COMPUTATION OF PER SHARE LOSS
          OVER THE PERIOD JANUARY 1, 1997 TO SEPTEMBER 30, 1997



                                                   Allocation
(Share amounts in thousands)                         days        Calculation
                                                   ----------    -----------


Average shares outstanding                   3,993
Net effect of common stock, stock
options and warranty-based on the
treasury stock method using the
initial public offering price                  391
                                           -------

Total shares to be used in
computing earnings per share
prior to February 11, 1997                   4,384     x  42        184,128

Total shares to be used in
computing earnings per share
subsequent to February 11, 1997              8,048     x 231      1,859,088
                                                       -----      ---------

                                                         273      2,043,216


                          Divided by                                    273
                                                                  ---------

Total weighted average shares
outstanding January 1, 1997
through September 30, 1997                                            7,484
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